Exhibit (l)(2)

45 Fremont Street Floor 26 San Francisco, California 94105 +1 415 262 4500 Main +1 415 262 4555 Fax www.dechert.com

April 29, 2024

The Private Shares Fund

88 Pine Street, Suite 3101

New York, NY 10005

Re:	Securities Act Registration No. 333-184361
Investment Company Act File No. 811-22759

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus comprising a part of Post-Effective Amendment No. 18 to the Registrant’s registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”). We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Dechert LLP

Dechert LLP